Exhibit 99.1

April 21, 2008

Aerosonic Announces New Chief Executive Officer and Director

CLEARWATER, Fla. – April 21, 2008 - Aerosonic Corporation (AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced today the appointment of Douglas Hillman as President and Chief Executive Officer. Mr. Hillman starts with Aerosonic as its CEO on April 22, 2008. He will also serve as a member of Aerosonic’s Board of Directors.

Mr. Hillman has held various executive and management positions within the Aerospace industry for over 20 years. He joins Aerosonic from Kearfott Guidance & Navigation Corporation, where he served as Vice President/General Manager since 2005. His prior experience includes Chief Operating Officer of Bird Technologies Group and numerous management positions of increasing responsibility at Moog Inc. Mr. Hillman received MBA and Engineering degrees from the State University of New York at Buffalo. He currently serves on the Dean’s Council for the University’s School of Engineering.

“I am very pleased to be joining Aerosonic at this point in its evolution as a designer and builder of highly reliable aerospace components and systems,” noted Doug. “The Company has a great history of enabling safe air travel through its offerings, and I expect that the team will build on this legacy while enhancing our ability to serve our customers.”

“A very thorough search was conducted to fill this vital position, and we are delighted to have retained a person with Doug’s capabilities to lead our company,” stated Don Russell, member of Aerosonic’s Board of Directors. “We believe that the combination of Doug’s leadership, experience and abilities will drive the necessary changes to create growth and profitability in the years to come.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Earlysville, Virginia. For additional information, visit the Company’s website at www.aerosonic.com .

This document contains statements that constitute “forward-looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking” statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company’s operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments with respect to the resolution of current stockholder litigation, adverse developments involving operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.